June 16, 2009

Isaac M. Neuberger, Esq.
Neuberger, Quinn, Gielen, Rubin and Gibber, P.A.
1 South Street, 27th Floor
Baltimore, MD 21202

Re: Board Service

Dear Isaac:

Thank you for your service on our Board of Directors.  Your insight, experience and guidance have been invaluable to the Company as it transitioned from a private to a public company.  We appreciate both the seriousness with which you approached the issues before the Board and the good nature with which you expressed your opinions and ideas.  As an expression of our appreciation for your contributions to the Company, we enclose a check for one year’s director’s fee.

We wish you continued success and trust that you will remain a friend of the Company.

Sincerely,

/s/ Barry Zyskind
Barry Zyskind